EXHIBIT 23.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Commercial Vehicle Group, Inc.

     We have audited the consolidated financial statements of Commercial Vehicle Group, Inc. and Subsidiaries (the “Company”) (formerly Bostrom Holding, Inc., a Delaware corporation) as of December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004 and have issued our report thereon dated March 3, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company’s method of accounting for goodwill and other intangible assets); such consolidated financial statements and report are included elsewhere in this Form 10-K. Our audits also included the consolidated financial statement schedule of Commercial Vehicle Group, Inc. and Subsidiaries included in Item 15. This consolidated financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
March 11, 2005